Exhibit 99

RE: Raven Industries, Inc. P.O. Box 5107 Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6672
FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 19, 2009
RAVEN INDUSTRIES ANNOUNCES THIRD QUARTER RESULTS
SIOUX FALLS, SD—November 19, 2009—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported that its financial results for the three months and nine months ended October 31, 2009, showed continuing profit margin improvement despite weak economic conditions. Sales and net income were down from the previous year’s record third quarter, but profit margins reflected productivity gains and reduced spending levels. The company continues to focus on protecting core assets, generating strong cash flows and investing in opportunities to supplement its product offerings.
Lower Sales Offset by Higher Margins
Sales for the latest three months were $60.2 million, down 20 percent from $75.5 million at this time last year. Net income for the third quarter was off 13 percent to $7.3 million, or 40 cents per diluted share, compared with $8.4 million, or 46 cents per diluted share. For the nine months, sales reached $182.0 million, a 17 percent decrease from the same period in the previous year. Net income for the nine months of $22.7 million, or $1.26 per diluted share, was 13 percent lower than the prior year’s nine-month results.
“As expected, our third quarter looked very similar to our first six months in terms of the overall tone of business. While sales comparisons to a year ago remain negative, we have been able to offset some of the top-line weakness with better operating margins,” said Ronald M. Moquist, chief executive officer. “We earned a 12.5 percent net return on sales for the first nine months compared with 11.9 percent over the same period last year. We think this clearly demonstrates the strength of our business model and our execution. The recession continued to impact sales in Engineered Films, while sales in Applied Technology still faced very tough comparisons to a year ago. Raven is in the fortunate position of having no debt and strong cash flows. This allows us to push forward on new product offerings, expanded distribution agreements and investments in key technologies. All of these initiatives are geared to penetrate new markets.”
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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Lower Results at Applied Technology; Key Technology Acquisition
Revenues for the Applied Technology Division were $21.0 million in the third quarter, representing a 19 percent decrease from $25.9 million a year ago. Quarterly operating income declined 15 percent to $6.9 million from $8.0 million a year ago.
In the first nine months, revenues fell 17 percent to $69.0 million from $83.5 million. Operating income was $21.6 million. This was a 25 percent decrease from $28.6 million for last year’s first nine months.
“Our sales related to precision agriculture continue to face tough comparisons to those of a year ago. The decline in sales for the first nine months of this year has been fairly evenly spread across all product lines, although sales of our steering products are up. Our initiatives to grow international sales have helped mitigate weaker demand. Our products are performing very well in the field. With the brightest long-term growth prospects, this segment is also our most profitable. Despite double-digit declines in quarterly sales our operating margins are actually up over the same period last year, aided by cost reductions we took as demand in the agricultural segment moderated,” Moquist explained.
Moquist continued, “We remain cautious regarding the near-term outlook for farm equipment. As such, we believe that our current operating strategy, along with tight expense controls, will suit us well until conditions visibly improve. We continue to invest in our capabilities and increase our competitive advantage. GPS-based auto steering and location mapping are basic technology foundations supporting precision farming. In November, Raven took a major step to significantly push the efficiency of these technologies with the purchase of Ranchview, Inc. The acquisition of this company will allow our customers to use cellular networks instead of traditional radio systems to receive real time kinematic, or RTK, corrections. There are key benefits to this breakthrough technology. First, although RTK corrections can take the level of accuracy for GPS location readings to less than an inch, they were previously limited in range by the radio signals from their base stations. Our dealer’s cellular bases can provide corrections up to 50 miles from their home location. Second, the investment in cellular base stations is currently 75 percent less than for radio transmission. Third, Ranchview technology puts a Raven high-speed cellular modem in the cabs of machines using our steering solution. This, along with our recently announced alliance with software developer SST, Inc. and the use of their AgX™ database platform, will go a long way to strengthen our capabilities in systems integration and data management.”
Engineered Films Improves Profit Margins on Lower Sales
In the latest quarter, sales for the Engineered Films Division were $18.7 million, down 30 percent from $26.8 million one year earlier, continuing to reflect soft conditions in the oil and gas exploration, and construction markets. Operating income was $3.0 million for the latest three months. This was down 18 percent from $3.7 million at this time last year.
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For the first nine months, revenues were $47.0 million versus $75.3 million, down 38 percent from a year ago. Operating earnings of $7.8 million were down 29 percent from the $11.1 million posted from last year’s nine months.
“We’ve reduced costs in this segment but we are still faced with weak volume and pricing pressures,” Moquist stated. “Under the circumstances, we are pleased to generate profits at these substantially lower sales volumes. Our profit margins did improve over a year ago due to slightly better overhead absorption, but we are still far below our peak capacity. With resin price volatility and weak demand, customers are naturally keeping their inventories very low. Longer-term we expect solid growth from oil drilling activity but, similar to our construction markets, the prospects for recovery keep getting pushed out. In the meantime, we’ll continue to minimize costs while still investing in new products.”
Electronic Systems Sees Lower Sales and Income
Electronic Systems Division sales in the most recent quarter declined by 13 percent, to $15.7 million, from $17.9 million in the third quarter last year. Operating income, at $1.6 million, was lower by 13 percent compared with $1.8 million for last year’s three months.
For the year-to-date, sales were up 8 percent to $49.7 million compared with $45.9 million for this time last year. Operating income was $7.0 million versus $3.7 million in the first nine months of the prior year, up 91 percent.
“Electronic Systems stepped up its performance in the first half of this year but the momentum subsided in the third quarter when supply issues slowed manufacturing throughput and reduced efficiencies. The impact of additional parts inspection and sorting, and lower revenues due to parts shortages was approximately $500,000 of lost margin in the quarter,” Moquist said.
“We are in the process of working down the avionics backlog and our customer is reducing its inventory levels. We are cautious over the near-term as we are seeing the impact of the recession on the airline industry. First-half sales of communications products were relatively strong but they have also slowed.
“For some time now we have been focusing on profitability over sales growth in this segment. Today we have a lower capital base and fewer people than a year ago, and our productivity, profit margins and cash flows have all improved,” Moquist added.
Continued Improvements at Aerostar
Aerostar third quarter sales were $5.9 million, a 9 percent increase from $5.4 million for the same period last year due to higher sales of U.S. Army parachutes. Operating income rose 38 percent to $1.3 million compared with $0.9 million for the prior-year’s three months.
Nine-month sales reached $18.3 million versus $17.0 million a year ago, up 8 percent. Operating income increased 46 percent to $3.6 million versus $2.4 million for last year’s nine months. Parachute sales were approximately 38 percent of Aerostar’s revenues.
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“Aerostar continues to report better profits from production efficiencies. The nature of our work, particularly with large parachute orders, is that it requires a lot of start-up expense but then transitions to a significant earnings contributor,” stated Moquist. “The downside is that these contracts have an end date that we are fast approaching. The good news is that we were successful in securing a major share of the new T-11 parachute contract which we believe will run for at least four years. In the fourth quarter, we will wind down one major contract and in the first quarter of next fiscal year, we will ramp up the next one. Tethered aerostat sales should help to improve fourth quarter sales over current levels, but the overall comparison to a year ago is not expected to be positive due to parachute deliveries. Aerostar expects strong sales of tethered aerostats in the coming fiscal year based on demand for surveillance and communication applications.”
Strong Balance Sheet and Cash Flows
At October 31, 2009, cash and investment balances were $46.3 million, up from $31.2 million on this date a year ago—despite returning $22.5 million to shareholders as a special dividend in November 2008.
Operating cash flows remain strong, reaching $40.5 million compared with $26.6 million at this time last year. Working capital levels have been managed for a lower level of activity. Accounts receivable declined from $44.3 million at October 31, 2008, to $35.9 million at October 31, 2009. Inventories were $30.8 million compared with $40.5 million one year ago. Capital spending remains at relatively low levels. Nine-month spending on plant and equipment was $2.7 million and is expected to be in the $3-4 million range for the full year, down from $8 million in the previous year.
Economic Challenges Continue
“Our third quarter performance shows that we can still generate attractive profits and strong cash flows in a weak economy,” Moquist said. “We have adjusted our asset base and expense structure to weather current conditions, and until we see visible signs of activity in our served markets we will keep tight control over our costs. While the fourth quarter a year ago was a low point for us, particularly in Engineered Films, we believe that lower results from our Electronic Systems Division may offset higher Films’ profits, although we anticipate some amount of growth in the quarter. We believe Raven’s competitive edge in each of our niche markets has been enhanced this year. While overall growth will depend on the size of the recovery, the initiatives and investments we have made should allow us to see improved results in the coming fiscal year.”
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
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Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its third quarter performance and outlook for the current year. Interested investors are invited to listen to the call by visiting the company’s Web site at www.ravenind.com several minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through November 26, 2009. To access the rebroadcast, dial 888-203-1112 and enter this passcode: 4391922. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2009	2008	Change	2009	2008	Change
Net sales	$60,158	$75,538	(20)%	$181,966	$219,982	(17)%
Cost of goods sold	44,648	57,537		133,665	164,180

Gross profit	15,510	18,001	(14)%	48,301	55,802	(13)%

Selling, general and administrative expenses	4,391	5,630		13,763	16,478

Operating income	11,119	12,371	(10)%	34,538	39,324	(12)%

Other expense (income), net	3	(177)		(103)	(471)

Income before income taxes	11,116	12,548	(11)%	34,641	39,795	(13)%

Income taxes	3,823	4,163		11,913	13,713

Net income	$7,293	$8,385	(13)%	$22,728	$26,082	(13)%

Net income per common share:
-basic	$0.40	$0.47	(15)%	$1.26	$1.44	(13)%
-diluted	$0.40	$0.46	(13)%	$1.26	$1.44	(13)%

Weighted average common shares outstanding:
-basic	18,042	18,018		18,037	18,051
-diluted	18,044	18,073		18,040	18,105
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2009	2008	Change	2009	2008	Change
Net Sales:
Applied Technology	$20,953	$25,892	(19)%	$68,959	$83,454	(17)%
Engineered Films	18,674	26,829	(30)%	47,049	75,338	(38)%
Electronic Systems	15,671	17,915	(13)%	49,737	45,933	8%
Aerostar	5,923	5,444	9%	18,326	17,010	8%
Intersegment Eliminations	(1,063)	(542)		(2,105)	(1,753)

Total Company	$60,158	$75,538	(20)%	$181,966	$219,982	(17)%

Operating Income (Loss):
Applied Technology	$6,856	$8,022	(15)%	$21,583	$28,628	(25)%
Engineered Films	3,033	3,718	(18)%	7,829	11,097	(29)%
Electronic Systems	1,567	1,804	(13)%	7,024	3,683	91%
Aerostar	1,258	912	38%	3,552	2,436	46%
Intersegment Eliminations	11	(8)		13	(11)

Total Segment Income	12,725	14,448		40,001	45,833
Corporate Expenses	(1,606)	(2,077)	23%	(5,463)	(6,509)	16%

Total Company	$11,119	$12,371	(10)%	$34,538	$39,324	(12)%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	October 31	January 31	October 31
	2009	2009	2008
ASSETS
Cash, cash equivalents and short-term investments	$46,262	$16,267	$31,194
Accounts receivable, net	35,902	40,278	44,307
Inventories	30,761	35,977	40,493
Other current assets	5,455	5,551	5,477

Total current assets	118,380	98,073	121,471

Property, plant and equipment, net	33,841	35,880	35,539
Other assets, net	10,399	10,462	10,905

	$162,620	$144,415	$167,915

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$10,568	$9,433	$11,365
Dividends payable	—	—	22,510
Accrued and other liabilities	14,131	13,889	15,551

Total current liabilities	24,699	23,322	49,426

Other liabilities	8,088	7,537	8,142
Shareholders’ equity	129,833	113,556	110,347

	$162,620	$144,415	$167,915

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Nine Months Ended October 31
	2009	2008
Cash flows from operating activities
Net income	$22,728	$26,082
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,285	5,705
Other operating activities, net	12,492	(5,218)

Net cash provided by operating activities	40,505	26,569

Cash flows from investing activities Capital expenditures	(2,660)	(5,639)
Other investing activities, net	(3,466)	1,177

Net cash used in investing activities	(6,126)	(4,462)

Cash flows from financing activities Dividends paid	(7,387)	(7,032)
Purchase of treasury stock	—	(5,180)
Other financing activities, net	(36)	93

Net cash used in financing activities	(7,423)	(12,119)

Effect of exchange rate changes on cash	39	(66)

Net increase in cash and cash equivalents	26,995	9,922
Cash and cash equivalents at beginning of period	16,267	21,272

Cash and cash equivalents at end of period	43,262	31,194
Short-term investments	3,000	—

Cash, cash equivalents and short-term investments	$46,262	$31,194

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